                      AMERICAN FOUNDATION LIFE INSURANCE COMPANY
                                2801 HWY.  280  SOUTH
                              BIRMINGHAM, ALABAMA  35223
                                     800-456-6330
                             (A STOCK INSURANCE COMPANY)


The Company will provide the benefits described in this contract. They will not be less than the minimum benefits required by the laws of the state in which this contract is delivered.

                               MARKET VALUE ADJUSTMENT

This contract contains a Market Value Adjustment formula. The formula may result in an upward or downward adjustment of the Account Value when withdrawals are made prior to the end of any Guaranteed Period. Generally, the Market Value Adjustment will not be applied to:

- The Death Benefit, when proper claim is made within 1 year of death (see page 7);
-   Surrenders from a Sub-Account at the end of its Guaranteed Period (see page
    9);
-   Interest Withdrawals (see page 9);
-   Annuitization on the Annuity Commencement Date (see page 9).

The Market Value Adjustment is described on the Schedule of this contract.

                                   SEPARATE ACCOUNT

Your Annuity Premium(s) will be allocated to and accounted for in a non-unitized separate account. The assets of this separate account cannot be charged with liabilities arising out of other business of the Company. Contract values are determined in accordance with the terms of this contract without regard to the actual performance of the assets in the separate account.

                     YOU HAVE THE RIGHT TO RETURN THIS CONTRACT.

YOU MAY CANCEL THIS CONTRACT WITHIN THIRTY DAYS AFTER YOU RECEIVE IT BY RETURNING IT TO OUR ADMINISTRATIVE OFFICE OR TO OUR AGENT, WITH A WRITTEN REQUEST FOR CANCELLATION. WE WILL PROMPTLY RETURN THE ACCOUNT VALUE ADJUSTED BY THE MARKET VALUE ADJUSTMENT.







       /s/ Wayne E. Stuenkel                   /s/ Deborah J. Long

         Wayne E. Stuenkel                       Deborah J. Long
            President                               Secretary


           NON-PARTICIPATING  FLEXIBLE PREMIUM  DEFERRED  ANNUITY  CONTRACT
                     THIS IS A LEGAL CONTRACT - READ IT CAREFULLY

                                       SCHEDULE

 JOHN DOE                                          NONE
-----------------------------------         -----------------------------------
Owner                                       Joint Owner

 JOHN DOE                                          MARCH 1, 2039
-----------------------------------         -----------------------------------
Annuitant                                        Annuity Commencement Date

 NYR-9999900                                       MARCH 1, 1997
-----------------------------------         -----------------------------------
Contract Number                             Effective Date

-------------------------------------------------------------------------------
                        Guaranteed        Guaranteed           Annuity
      Sub-Account #       Period         Interest Rate         Premium
      -------------     ----------       -------------      ------------

      NYR9999900-AA       3 YEARS            4.75%          $  10,000.00
      NYR9999900-AB       5 YEARS            5.25%          $  10,000.00
      NYR9999900-AC       7 YEARS            5.75%          $  10 000.00
      NYR9999900-AD      10 YEARS            6.25%          $  10,000.00
                                                            ------------

      TOTAL ANNUITY PREMIUM                                 $  40,000.00
-------------------------------------------------------------------------------

                               MARKET VALUE ADJUSTMENT

The Market Value Adjustment is equal to the Market Value Adjustment percentage indicated below, applied to the amount of each full or partial surrender requested less any amount available under the "INTEREST WITHDRAWAL" provision of this Contract at the time of the surrender. The Market Value Adjustment does not apply to surrenders made from a Sub-Account at the end of its Guaranteed Period; such surrenders should be requested during the final 30 days of the Guaranteed Period.

        MARKET VALUE ADJUSTMENT PERCENTAGE = (C - I + 0.25%) X (N/12),  WHERE:

    C = the Guaranteed Interest Rate currently in effect for a Guaranteed Period with a duration equivalent to the time remaining in the Guaranteed Period from which the surrender is being made. Linear interpolation will be used to determine C when the time remaining is not an integral number of whole years. When the time remaining is less than one year, C will be the current one year rate;

    I = the Guaranteed Interest Rate initially established for the Guaranteed Period from which the surrender is being made;

    N = the number of months remaining in the Guaranteed Period from which the surrender is being made.

Factors used in determining I, such as whether I was established as an Initial or a Subsequent Guaranteed Interest Rate, will be considered when determining C.

In the event a current Guaranteed Interest Rate is no longer established by the Company, a suitable replacement index, subject to all necessary regulatory approvals, will be used.

A detailed description of the Market Value Adjustment has been filed with the Superintendent of the New York Insurance Department.

                                   SURRENDER CHARGE

The Surrender Charge percentage for each year of an Initial or Subsequent Guaranteed Period is indicated in the appropriate table below. The Surrender Charge is determined by applying the Surrender Charge percentage to the amount of each full or partial surrender requested adjusted by any applicable Market Value Adjustment, less any amount available under the "INTEREST WITHDRAWAL" provision of this Contract at the time of the surrender. The Surrender Charge does not apply to surrenders made from a Sub-Account at the end of its Guaranteed Period.

                  SURRENDER CHARGE FOR INITIAL GUARANTEED PERIODS
GUARANTEED
 PERIOD              PREMIUM  YEAR DURING WHICH SURRENDER IS TAKEN

                    1    2    3    4    5    6    7    8    9    10
    1               1%
    2               2%   1%
    3               3%   2%   1%
    4               4%   3%   2%   1%
    5               5%   4%   3%   2%   1%
    6               6%   5%   4%   3%   2%   1%
 7-10               7%   6%   5%   4%   3%   2%   1%   0%   0%   0%

                  SURRENDER CHARGE FOR SUBSEQUENT GUARANTEED PERIODS
GUARANTEED
 PERIOD              PREMIUM  YEAR DURING WHICH SURRENDER IS TAKEN

                    1    2    3    4    5    6    7    8    9    10
    1               1%
    2               2%   1%
    3               3%   2%   1%
    4               4%   3%   2%   1%
    5               5%   4%   3%   2%   1%
    6               5%   5%   4%   3%   2%   1%
 7-10               5%   5%   5%   4%   3%   2%   1%   0%   0%   0%

                                              INDEX

Schedule . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
Definitions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
General Provisions . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
Control Provisions . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
Death Benefit. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
Interest Credited and Guaranteed Periods . . . . . . . . . . . . . . . . . .  8
Premium Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
Surrenders - Termination . . . . . . . . . . . . . . . . . . . . . . . . . .  9
Annuity Options. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
Annuity Tables . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10

                                     DEFINITIONS

ACCOUNT VALUE - The sum of all Sub-Account Values.

ADMINISTRATIVE OFFICE - 2801 Highway 280 South, Birmingham, Alabama 35223.

ANNUITANT - Annuity payments may depend upon the continuation of the life of a person. That person is called an Annuitant. Annuity payments will be paid to the Annuitant, unless directed otherwise by the Owner.

ANNUITY - A series of periodic payments.

ANNUITY COMMENCEMENT DATE - The date on which Annuity payments are determined. The initial payment must be made within one month of the Annuity Commencement Date.

ANNUITY PREMIUM - Payments (less premium taxes, if applicable) made and allocated to the Guaranteed Period(s) you select under this contract. Each Annuity Premium and each allocation to a Guaranteed Period must be at least $10,000. Only one contract will be issued regardless of the number of Annuity Premiums made. We reserve the right not to accept any Annuity Premium payment.

BENEFICIARY - The person or persons entitled to receive the Death Benefit under this contract upon the death of an Owner.

    PRIMARY - The Primary Beneficiary is the surviving Owner, if any. If there is no surviving Owner, the Primary Beneficiary is the person or persons designated on the application or, if changed by the Owner, the person or persons so named in our records.

    CONTINGENT - The person named to receive the Death Benefit if the Primary Beneficiary is not living at the time of an Owner's death. If no Beneficiary designation is in effect or if no Beneficiary is living at the time of an Owner's death, the estate of the deceased Owner will be the Beneficiary.

    IRREVOCABLE - An irrevocable Beneficiary is one whose consent is needed to change the Beneficiary designation, and to exercise certain other rights.

COMPANY - American Foundation Life Insurance Company. The Company is also referred to as "we", "us", or "our".

DEATH BENEFIT - The amount payable to a Beneficiary upon the death of an Owner prior to the Annuity Commencement Date. Only one Death Benefit is payable under this contract even though the contract may, in some circumstances, continue beyond an Owner's death.

EFFECTIVE DATE - The date on which this contract takes effect. Contract Years are measured from the Effective Date.

GUARANTEED INTEREST RATE - The effective rate of interest, calculated after daily compounding has been taken into account, which is established by the Company for a Guaranteed Period. Guaranteed Interest Rates are designated as either "Initial" or "Subsequent".

GUARANTEED PERIOD - The period for which a Guaranteed Interest Rate will be credited to a Sub-Account. Guaranteed Periods are designated as either "Initial" or "Subsequent".

MARKET VALUE ADJUSTMENT - An adjustment made to a Sub-Account Value when a partial or full surrender is made prior to the end of any Guaranteed Period.

NET ACCOUNT VALUE - The sum of all Net Sub-Account Values.

NET SUB-ACCOUNT VALUE - The Sub-Account Value after application of the Market Value Adjustment and less deductions for any Surrender Charges and applicable premium taxes.

NET SURRENDER AMOUNT - The Surrender Amount after application of the Market Value Adjustment and less deductions for any Surrender Charges and applicable premium taxes.

OWNER - The Owner(s) of the contract, also referred to as "you" or "your." Individuals, as well as non-natural persons such as corporations or trusts, may be Owners.

SUB-ACCOUNT - Annuity Premium is allocated to one or more Sub-Accounts. A Sub-Account is characterized by its Guaranteed Period and its corresponding Guaranteed Interest Rate.

SUB-ACCOUNT PREMIUM - Annuity Premium allocated and credited to a Sub-Account ("Initial"), or any amount transferred and credited to a Sub-Account at the end of a Guaranteed Period ("Subsequent"). Premium Years are measured from the date the Sub-Account Premium is credited.

SUB-ACCOUNT VALUE - The Sub-Account Premium, increased by all interest credited and decreased by previous full or partial surrenders (including applicable Surrender Charges, Market Value Adjustments and premium taxes) and previous interest withdrawals. The Sub-Account Value of each Sub-Account under this contract must be at least $10,000 at all times.

SURRENDER AMOUNT - The portion of the Sub-Account Value removed to satisfy a written request for a full or partial surrender.

SURRENDER CHARGE - A charge imposed when a partial or full surrender is made prior to the end of a Guaranteed Period.

SURRENDER DATE - The date on which a full or partial surrender is processed.

WRITING - A written form satisfactory to the Company received at the Administrative Office.


                                  GENERAL PROVISIONS

ENTIRE CONTRACT
The entire agreement between the Company and the Owner consists of this contract, the attached copy of the application and any riders, endorsements or amendments we provide. All statements in the application are considered representations and not warranties.

APPLICATION OF LAW
The provisions of this contract are to be interpreted in accordance with the laws of the state in which it was delivered.

NON-PARTICIPATING
This contract does not share in our surplus or profits and does not pay dividends.

MODIFICATION OF CONTRACT
No change or waiver of the terms of this contract is valid unless made by us in writing, and signed by our President, Vice President, or Secretary. We reserve the right to change the provisions of this contract to conform to any applicable laws, regulations or rulings issued by a governmental agency. We will send notice of changes affecting your contract.

ERROR IN AGE OR SEX
Payments under this contract may depend upon a person's age and sex. If the date of birth or sex provided us is not correct, the benefits under this contract will be adjusted to the amount which would have been payable at the correct age and sex. If we made any underpayments because of the error, the amount of any underpayment shall be immediately paid in one sum. Any overpayments made shall be deducted from the current or succeeding payments due under the contract. Overpayments and underpayments shall bear interest at an annual effective rate of 3%.

Proof of the Annuitant's age and sex will be required before the first payment will be made under an Annuity option involving lifetime payments.

ASSIGNMENT
Upon notice to us, the Owner may assign his or her rights under this contract. The assignment must be in Writing and we assume no responsibility for the
validity of any assignment.   A claim against a contract under assignment is
subject to proof of claimant's interest and the extent of the assignment.

SETTLEMENT
The Owner may elect to apply settlement proceeds, including any full or partial surrender proceeds or the Death Benefit, to any payout option offered by us for such payments at the time the election is made. The settlement option selected
must comply with the requirements of the Internal Revenue Code.   Any payment we
make under this contract is payable at our Administrative Office.

FACILITY OF PAYMENT
If a person receiving payments under this contract is incapable of giving us a valid receipt we may make such payment to whomever has assumed his or her care and principal support. Any such payment shall fully discharge us to the extent of that payment. We may require proof that the Annuitant is living to continue Annuity payments.

PROTECTION OF PROCEEDS
To the extent permitted by law, no benefits payable under this contract will be subject to the claims of creditors of any payee.

ANNUAL REPORTS
At the end of each contract Year we will send you a report showing the current Account Value, Sub-Account Values and all other information required by law.


                                  CONTROL PROVISIONS

ANNUITY COMMENCEMENT DATE CHANGE
You may change the Annuity Commencement Date by notice to us in Writing. We must receive your request at least 30 days before the proposed Annuity Commencement Date. The Annuity Commencement Date you select cannot be earlier than the end of any existing Guaranteed Period nor later than the Annuitant's 90th Birthday.

ANNUITANT CHANGE
The Owner may change the Annuitant prior to the Annuity Commencement Date. The request must be in Writing. Once it is received and acknowledged at our Administrative Office. The change will relate back to and take effect on the date the request was signed. The new Annuitant's 90th birthday may not be before the end of any existing Guaranteed Period. If any Owner is not an individual, the Annuitant may not be changed.

BENEFICIARY CHANGE
You may change the Beneficiary at any time. We must receive your request in Writing. If any Beneficiary has been designated irrevocably we will also need the Irrevocable Beneficiary's written consent to make the change. The change will relate back to and take effect on the date the request was signed but we will not be liable for any payment we make before such request has been received and acknowledged at our Administrative Office.

CONTROL
You may assign the contract, surrender the contract, amend or modify the contract with our written consent, and exercise, receive and enjoy every other right and benefit contained in the contract. The use of the rights may be subject to the consent of any assignee or Irrevocable Beneficiary. Except with respect to termination, Joint Owners may provide that each Owner alone may exercise all rights, options and privileges.

DEATH OF THE ANNUITANT OR OWNER
If the Annuitant is not an Owner and dies prior to the Annuity Commencement Date, the Owner first named on the application will become the new Annuitant unless the Owner designates otherwise. If any Owner is not an individual, the death of the Annuitant will be treated as the death of an Owner.

If any Owner dies while this contract is in force prior to the Annuity Commencement Date, a Death Benefit will be payable to the Beneficiary.

                                    DEATH BENEFIT

The Death Benefit will be determined as of the date due proof of death is received by the Company. If a claim for the Death Benefit is received at our Administrative Office within 1 year of the date of death the Death Benefit will equal the greater of: (1) the Account Value, less applicable premium taxes; or
(2) the Net Account Value. If a claim is received past 1 year after the date of death the Death Benefit will equal the Net Account Value.

Only one Death Benefit is payable under this contract.

The Death Benefit may be taken in one sum immediately and the contract will terminate. If the Death Benefit is not taken immediately as a lump sum, then the entire interest in the contract must be distributed under one of the following options:

    (1) the entire interest must be distributed over the life of the Beneficiary, or over a period not extending beyond the life expectancy of the Beneficiary, with distribution beginning within one year of the Owner's death; or,

    (2) the entire interest must be distributed within 5 years of the Owner's death.

If the Beneficiary is the deceased Owner's spouse, the surviving spouse may elect, in lieu of receiving the Death Benefit, to continue the contract and
become the new Owner.  The surviving spouse may select a new Beneficiary.   Upon
this spouse's death, the Death Benefit will become payable and must then be distributed to the new Beneficiary in one sum immediately or according to either paragraph (1) or (2), above.

If there is more than one Beneficiary, the foregoing provisions will apply to each Beneficiary individually.

The contract shall be interpreted to comply with the requirements of Section 72(s) of the Internal Revenue Code.


                       INTEREST CREDITED AND GUARANTEED PERIODS

Initial Sub-Account Premium will earn interest at the Initial Guaranteed Interest Rate. You may select from any Guaranteed Period we are offering under this contract at the time the Annuity Premium is made, provided no Guaranteed Period extends beyond the Annuity Commencement Date.

You may not transfer a Sub-Account Value to any other Sub-Account before the end of the existing Sub-Account's Guaranteed Period. At least 45 days, but no more than 75 days prior to the end of each Guaranteed Period, we will send a written notice advising you of the maturity date and maturity value of the Sub-Account.

At the end of any Guaranteed Period a Subsequent Guaranteed Period will begin. Unless you instruct us otherwise in Writing, the Sub-Account Value at maturity will become the Sub-Account Premium for a Subsequent Guaranteed Period with the same duration as the previous Guaranteed Period, if it does not extend beyond the Annuity Commencement Date. Otherwise, the Subsequent Guaranteed Period will be the longest Guaranteed Period then offered which does not extend beyond that date. The Company will always offer a 1-year Subsequent Guaranteed Period in addition to other Guaranteed Periods then available.

Subsequent Sub-Account Premium will earn interest at the Subsequent Guaranteed Interest Rate. The Subsequent Guaranteed Interest Rate will be determined at the beginning of the Subsequent Guaranteed Period and may not be equal to the Initial Guaranteed Interest Rate then offered for an Initial Guaranteed Period of the same duration.

Initial and Subsequent Guaranteed Interest Rates will not be less than an annual effective interest rate of 3%.

                                    PREMIUM TAXES

Premium taxes will be deducted if applicable. Premium taxes may be deducted from the Annuity Premium when received, from a full or partial surrender, from the Death Benefit, or from the amount applied to an Annuity, in accordance with applicable law.

                               SURRENDERS - TERMINATION

Full surrenders may be made at any time. Partial surrenders may only be made if each Sub-Account Value after the partial surrender is at least $10,000. You must specify the Sub-Accounts from which the partial surrender is to be made, but if a surrender is requested from a Sub-Account which has the same Guaranteed Period as any other Sub-Account, the partial surrender must come from the Sub-Account with the shortest time remaining.

The Surrender Charge and Market Value Adjustment will not apply to full or partial surrenders made from a Sub-Account at the end of its Guaranteed Period.

The Net Surrender Amount will be calculated by the Company on the Surrender Date using the following formula:
                              (A - M - S - P),  WHERE:

    A = the Surrender Amount
    M = the amount of the Market Value Adjustment;
    S = the amount of the Surrender Charge;
    P = the amount of unpaid premium taxes, if any.

The Company may defer payment of any partial or full surrender for the period permitted by law. In no event will the deferral exceed 6 months from the Surrender Date.

INTEREST WITHDRAWALS
After the first Premium Year of any Sub-Account, you may request a withdrawal of all, or a portion of the interest credited to that Sub-Account during the prior Premium Year. Your request must be in Writing and you may only make one such request per Premium Year. No Surrender Charge or Market Value Adjustment will be imposed on these interest withdrawals.

                                   ANNUITY OPTIONS
ANNUITY BENEFIT
We will send a written notice advising you of the Annuity Commencement Date at least 45 days, but no more than 75 days, before that date. If the Annuitant is alive on the Annuity Commencement Date the Account Value, less applicable premium taxes, will be applied to the Annuity option you have selected. In the absence of a selection, however, this amount will be applied under OPTION 1 - Payments for a 5 Year Certain Period.

If an Annuitant or Owner dies on or after the Annuity Commencement Date any remaining payments will be distributed at least as rapidly as under the method of distribution being used on the date of death.

An Annuity may not be surrendered after the commencement of Annuity payments.

OPTION 1 - PAYMENT FOR A CERTAIN PERIOD. Guaranteed payments will be made for any Certain Period from 5 to 30 years.

OPTION 2 - PAYMENTS FOR LIFE. Payments are based upon the life of the Annuitant and stop upon the Annuitant's death.

OPTION 3 - LIFE INCOME WITH PAYMENTS FOR A CERTAIN PERIOD.   Payments are based
on the life of the Annuitant. Payments will continue for the lifetime of that person with payments guaranteed for the selected Certain Period of 10 years. Payments stop upon the death of the Annuitant or at the end of the Certain Period, whichever is later.

MINIMUM AMOUNTS - If monthly payments are less than $100 we may make payments quarterly, semi-annually, or annually.

                                   ANNUITY TABLES


OPTION 1 TABLE                                      OPTIONS 2 AND 3 TABLE
  Payments for a                       Payments for Life, and Life Income with
  Certain Period                            Payments for a Certain Period

                                                           LIFE WITH 10 YEARS
                                          LIFE ONLY          PERIOD CERTAIN
         MONTHLY          AGE OF       ----------------    ------------------
YEARS    PAYMENT        ANNUITANT      MALE      FEMALE     MALE       FEMALE
-----    -------        ---------      ----------------    ------------------
  5       17.91             60          4.77      4.25      4.68        4.21
 10        9.61             65          5.46      4.78      5.28        4.70
 15        6.87             70          6.44      5.53      6.03        5.36
 20        5.51             75          7.79      6.63      6.90        6.21
 25        4.71             80          9.70      8.26      7.81        7.22
 30        4.18             85 &       12.38     10.70      8.60        8.20
                            over

These tables illustrate the minimum monthly payment rates for each $1,000 applied. The basis for these calculations is the 1983 Individual Annuitant Mortality Table A projected 14 years with interest at 3% per annum. Minimum monthly payment rates for ages and Certain Periods not shown will be calculated on the same basis and may be obtained from us. To determine future minimum monthly rates according to these tables, one year will be deducted from the attained age of the Annuitant for every three completed years beyond the year 1997. Upon annuitization, if we have available rates more favorable than those guaranteed, the higher rates will apply.





            FLEXIBLE PREMIUM DEFERRED MODIFIED GUARANTEED ANNUITY CONTRACT
                                  NON-PARTICIPATING

                      AMERICAN FOUNDATION LIFE INSURANCE COMPANY
                                 2801 HWY. 280 SOUTH
                              BIRMINGHAM, ALABAMA 35223

                        QUALIFIED RETIREMENT PLAN ENDORSEMENT

The Contract to which this Qualified Plan Endorsement is attached is amended as of its Effective Date as follows:

The Contract was issued to a custodian or trustee of a qualified retirement plan under Section 401(a) of the Internal Revenue Code (the "Code") maintained on behalf of Annuitants for whom the annuity under the Contract is purchased. Such custodian or trustee is the Owner and Beneficiary. Except as otherwise provided under the Code and applicable regulations, the Annuitant cannot be changed. The Owner shall not distribute the Contract to the Annuitant until a distributable event under the plan for which the Contract is purchased occurs. If a Contract is distributed by the Owner to the Annuitant, (1) the Annuitant becomes the Owner, (2) the provisions below apply to such Owner, and (3) a Beneficiary may be designated by such Owner (or, in the absence of such a designation, the Owner's estate shall be the Beneficiary), subject to the provisions below.

1. After such distribution, the Contract is nontransferable and may not be sold, assigned, discounted or pledged as collateral for a loan or as security for the performance of an obligation or for any other purpose to any person other than to American Foundation Life Insurance Company, nor may the Annuitant be changed. Annuity payments under the Contract cannot be surrendered, commuted, assigned, encumbered or anticipated in any way, except to the extent required by a qualified domestic relations order as defined in Code Section 414(p).

2. No amount may be paid from the Contract in a lump sum unless such payment is allowed under both the retirement plan for which the annuity under the Contract is purchased and the Code and related regulations. An Annuitant who is married must have the consent of his or her spouse in order to: (a) withdraw all or part of the Contract Value, and (b) choose an Annuity Option other than a Qualified Joint and Survivor Annuity (within the meaning of Code Section 417). If no Annuity Option is chosen, a Qualified Joint and Survivor Annuity will be automatic for a married Annuitant. The form of the spouse's consent must satisfy Code Section 417 (and applicable regulations).

3. The Annuitant's entire interest in this Contract shall be distributed as required under Code Section 401(a)(9) and applicable regulations. Unless otherwise provided under applicable law, the Annuitant's entire interest shall be distributed, or commence to be distributed, no later than the "Required Beginning Date," over:

    (a) the life of the Annuitant, or the lives of the Annuitant and his or her designated beneficiary (within the meaning of Code Section 401(a)(9)), or

    (b) a period not extending beyond the life expectancy of the Annuitant, or the joint and last survivor expectancy of the Annuitant and his or her designated beneficiary.

    If the Annuitant's interest is to be distributed over a period greater than one year, then the amount to be distributed by December 31 of each year (including the year in which the Required Beginning Date occurs) shall be made in accordance with the requirements of Code Section 401(a)(9), and the regulations thereunder, including the incidental death benefit requirements of Code Section 401(a)(9)(G), including the minimum distribution incidental benefit requirement of Section 1.401(a)(9)-2 of the Proposed Income Tax Regulations.

4. An unmarried Annuitant will be deemed to have elected a life annuity unless he or she makes a different election in the manner required under Code
    Section 417.

5. Except as otherwise provided by law, the term "Required Beginning Date" as used in this Endorsement means April 1 of the calendar year following the later of the calendar year in which (1) the Annuitant attains age 70 1/2, or
    (2) the Annuitant retires.  However, the Required Beginning Date means
    April 1 of the calendar year following the calendar year in which the Annuitant attains age 70 1/2 for an Annuitant who (1) is a 5-percent owner (as defined in Code Section 416) of the organization sponsoring the plan which purchased this Contract with respect to the plan year ending in the calendar year in which the Annuitant attains age 70 1/2; and (2) is not in a governmental plan or church plan (as defined in Code Section 401(a)(9)(C)).

6. Payments must be made in periodic intervals of no longer than one year. In addition, payments must be either nonincreasing or they may increase only as provided in Q&A F-3 of Section 1.401(a)(9)-1 of the Proposed Income Tax Regulations.

    If guaranteed payments are to be made under the Contract, the period over which the guaranteed payments are to be made must not exceed the shorter of
    (1) the Annuitant's life expectancy, or if a Joint Annuitant is named, the joint and last survivor expectancy of the Annuitant and the Joint Annuitant, and (2) the applicable maximum period under Section 1.401(a)(9)-2 of the Proposed Income Tax Regulations.

7.  Notwithstanding any other provisions of the Contract or this Endorsement,

    (a) Unless otherwise permitted under applicable law, if the Annuitant dies before the Required Beginning Date and an irrevocable annuity distribution has not begun, the entire interest will be distributed in accordance with one of the following three provisions:

         (1) The entire interest will be paid by December 31 of the calendar year containing the fifth anniversary of the Annuitant's death.

         (2) If the interest is payable to an individual who is the Annuitant's designated beneficiary, except as provided in paragraph (3) below, the entire interest will be distributed beginning within one year of the Annuitant's death and will be made (in accordance with the regulations under Code section 401(a)(9)) over the life of the designated beneficiary, or over a period not extending beyond the life expectancy of the designated beneficiary. An irrevocable election of this method of distribution must be made by the designated beneficiary within one year of the Annuitant's death.

         (3) If the designated beneficiary in paragraph (2) above is the Annuitant's surviving spouse, the spouse may irrevocably elect to receive equal or substantially equal payments over the life of the surviving spouse, or over a period not extending beyond the life expectancy of the surviving spouse, commencing at any date on or before the later of: (i) December 31 of the calendar year immediately following the calendar year in which the Annuitant died; and (ii) December 31 of the calendar year in which the Annuitant would have attained age 70 1/2. Such election by the surviving spouse must be made no later than the earlier of December 31 of the calendar year containing the fifth anniversary of the Annuitant's death or the date distributions are required to begin pursuant to the preceding sentence.

              If the surviving spouse dies before distributions begin, the limitations of this Section 7(a) (without regard to this paragraph (3)) shall be applied as if the surviving spouse were the Annuitant.

    (b) Unless otherwise permitted under applicable law, if the Annuitant dies on or after the Required Beginning Date (or if distributions have begun before the Required Beginning Date as irrevocable annuity payments), the remaining portion of such interest, if any, will continue to be distributed at least as rapidly as under the method of distribution being used at the time of the Annuitant's death.

    (c) Distributions under this Section 7 are considered to have begun if the distributions are made on account of the Owner reaching his or her Required Beginning Date or, if prior to the Required Beginning Date, distributions irrevocably commence to an Owner over a period permitted and in an annuity form acceptable under Section 1.401(a)(9) of the Proposed Income Tax Regulations.

8. Life expectancy is computed by use of the expected return multiples in Tables V and VI of Section 1.72-9 of the Income Tax Regulations. Life expectancies shall be recalculated unless such recalculation is not permitted, or the Annuitant (or for purposes of distributions beginning after the Annuitant's death, the Annuitant's surviving spouse) elects at the time distributions are to begin that life expectancies are not to be recalculated annually. Such an election shall be irrevocable as to the Annuitant (or the Annuitant's surviving spouse), and shall apply to all subsequent years. The life expectancy of a non-spouse beneficiary may not be recalculated, and shall be calculated using the attained age of such beneficiary during the calendar year in which distributions are required to begin pursuant to this Endorsement. Payments for any subsequent calendar year shall be calculated based on such life expectancy reduced by one for each calendar year which has elapsed since the calendar year life expectancy was first calculated.

9. Upon the death prior to the Annuity Commencement Date of the Annuitant, leaving a spouse surviving, the death benefit will be paid as a Qualified Preretirement Survivor Annuity (within the meaning of Code Section 417) unless the spouse has consented to the designation of someone else as beneficiary or elects a different Annuity Option and such designation is permitted under applicable law. In either case, the form of the consent or election must satisfy Code Section 417.

10. Elections and consents made pursuant to this Endorsement may be made and revoked only in the form, time and manner prescribed in Code Section 417 (and applicable regulations).

11. We will not pay the Account Value in one lump sum in lieu of annuity benefits if the Contract Value is greater than $3,500, as determined on the first day of the month preceding the Annuity Commencement Date, in accordance with the requirements of Code Section 411(a)(11) and 417 (and applicable regulations).

12. Notwithstanding any provision of the Contract to the contrary that would otherwise limit a distributee's election under this paragraph, a distributee may elect, at the time and in the manner prescribed by the Company, to have any portion of an eligible rollover distribution paid directly to an eligible retirement plan specified by the distributee in a direct rollover.

    A distributee includes an Annuitant. In addition, the Annuitant's surviving spouse and the Annuitant's spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in Code Section 414(p), are distributees with regard to the interest of the spouse or former spouse.

    An eligible rollover distribution is any distribution of all or any portion of the balance to the credit of the distributee, except than an eligible rollover distribution does not include (1) any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the distributee or the joint lives (or joint and last survivor expectancies) of the distributee and the distributee's designated beneficiary, or for a specified period of ten years or more; (2) any distribution to the extent such distribution is required under Code Section 401(a)(9); and (3) the portion of any distribution that is not includable in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities).

    An eligible retirement plan is an individual retirement account described in Code Section 408(a), an individual retirement annuity described in Code
    Section 408(b), an annuity plan described in Code Section 403(a), or a qualified trust described in Code Section 401(a), that accepts the distributee's eligible rollover distribution. However, in the case of an eligible rollover distribution to the surviving spouse, an eligible retirement plan is an individual retirement account or individual retirement annuity.

    A direct rollover is a payment by the Company to the eligible retirement plan specified by the distributee.

13. All references in the Contract to Code Section 72(s) are deleted.

14. Annuity payments will be based on unisex rates.

15. The terms of the Contract and Endorsement are subject to the provisions of any plan under which the Contract and Endorsement are issued.

16. All annuity options under the Contract must meet the requirements of Code
    Section 401(a)(9) and applicable regulations, including the requirement that payments to persons other than the Annuitant are incidental. The provisions of this Endorsement reflecting the requirements of Code Section 401(a)(9) override any annuity option which is inconsistent with such requirements.

17. The Company reserves the right, and the Owner agrees the Company shall have such right, to make any amendments to this Endorsement from time to time as may be necessary to comply with the Code, as amended, and any regulations relating to the Contract under Code Section 401(a). We will notify you immediately of any such changes.

Signed for the Company as of the Effective Date.

AMERICAN FOUNDATION LIFE INSURANCE COMPANY



            /s/ Deborah J. Long

              Deborah J. Long
                 Secretary

                      AMERICAN FOUNDATION LIFE INSURANCE COMPANY
                                 2801 HWY. 280 SOUTH
                              BIRMINGHAM, ALABAMA 35223

                      INDIVIDUAL RETIREMENT ANNUITY ENDORSEMENT

The Contract to which this Individual Retirement Annuity Endorsement is attached is issued to fund a program under the Individual Retirement Annuity provisions of the Internal Revenue Code of 1986, as amended (the "Code"). Accordingly, the applicable provisions of the Contract are restricted or amended by this Endorsement as required by Code Section 408.

The Contract is amended as of the Effective Date as follows:

1. The Annuitant must be an individual who is the sole Owner, and all payments made from the Contract while the Annuitant is alive must be made to the Annuitant. Except as otherwise permitted under the Code and applicable regulations, neither the Owner nor the Annuitant can be changed. The Contract is established for the exclusive benefit of the Owner and his or her beneficiaries. The Owner's interest under the Contract is nontransferable, and may not be sold, assigned, discounted or pledged as collateral for a loan or as security for the performance of any obligation or for any other purpose, to any person other than the Company.

2.  Regardless of any other provision of the Contract or this Endorsement,

    (a) Unless otherwise permitted under applicable law, the entire interest of the Owner will be distributed, or commence to be distributed, no later than the first day of April following the calendar year in which the Owner attains age 70 1/2 (the "Required Beginning Date"), in equal or substantially equal amounts over:

         (1) the life of the Owner, or the lives of such Owner and his or her designated beneficiary (within the meaning of Code Section 401(a)(9)), or

         (b) a period not extending beyond the life expectancy of the Owner, or the joint and last survivor expectancy of the Owner and his or her designated beneficiary.

         Payments must be made in periodic intervals of no longer than one year. In addition, payments must be either nonincreasing or they may increase only as provided in Q&A F-3 of Section 1.401(a)(9)-1 of the Proposed Income Tax Regulations.

    (b) If the Owner's interest is to be distributed over a period greater than one year, the amount to be distributed by December 31 of each year (including the year in which the Required Beginning Date occurs) shall be made in accordance with the requirements of Code Section 401(a)(9) and the regulations thereunder, including the incidental death benefit requirements of Code Section 401(a)(9)(G) and the regulations thereunder, including the minimum distribution incidental benefit requirement of Section 1.401(a)(9)-2 of the Proposed Income Tax Regulations.

3.  Notwithstanding any other provision of the Contract or this Endorsement,

    (a) Unless otherwise permitted under applicable law, if the Owner dies before the Required Beginning Date and an irrevocable annuity distribution has not begun, the entire interest will be distributed in accordance with one of the following four provisions:

         (1) The entire interest will be paid by December 31 of the calendar year containing the fifth anniversary of the Owner's death.

         (2) If the interest is payable to an individual who is the Owner's designated beneficiary, except as provided in paragraphs (3) and
              (4) below, the entire interest will be distributed beginning within one year of the Owner's death and will be made (in accordance with the regulations under Code Section 401(a)(9)) over the life of the designated beneficiary or over a period not extending beyond the life expectancy of the designated beneficiary. The irrevocable election of this method of distribution must be made by the designated beneficiary within one year of the Owner's death.

         (3) If the designated beneficiary in paragraph (2) above is the Owner's surviving spouse, the spouse may irrevocably elect to receive equal or substantially equal payments over the life of the surviving spouse or over a period not extending beyond the life expectancy of the surviving spouse, commencing at any date prior to the later of: (i) December 31 of the calendar year immediately following the calendar year in which the Owner died; and (ii) December 31 of the calendar year in which the Owner would have attained age 70 1/2. Such election by the surviving spouse must be made no later than the earlier of December 31 of the calendar year containing the fifth anniversary of the Owner's death or the date distributions are required to begin pursuant to the preceding sentence.

         (4) If the designated beneficiary is the Owner's surviving spouse, the spouse may irrevocably elect to treat the Contract as his or her own individual retirement annuity. This election will be deemed to have been made if such surviving spouse pays an Annuity Premium, makes a rollover to or from the Contract, or fails to elect paragraphs (2) or (3) of this Section 3(a).

         If the designated beneficiary in paragraph (2) above is the Owner's surviving spouse and the surviving spouse dies before distributions begin, the limitations of this Section 3(a) (without regard to paragraphs (3) and (4)) shall be applied as if the surviving spouse were the Owner.

    (b) Unless otherwise permitted under applicable law, if the Owner dies on or after the Required Beginning Date (or if distributions have begun before the Required Beginning Date as irrevocable annuity payments), the remaining portion of such interest, if any, will continue to be distributed at least as rapidly as under the method of distribution being used at the time of the Owner's death.

    (c) Distributions under this Section 3 are considered to have begun if distributions are made on account of the Owner reaching his or her Required Beginning Date or if prior to the

    Required Beginning Date distributions irrevocably commence to an Owner over a period permitted and in an annuity form acceptable under Section 1.401(a)(9) of the Proposed Income Tax Regulations.

4. Life expectancy is computed by use of the expected return multiples in Tables V and VI of Section 1.72-9 of the Income Tax Regulations. Life expectancies shall be recalculated unless such recalculation is not permitted, or the Owner (or for purposes of distributions beginning after the Owner's death, the Owner's surviving spouse) elects at the time distributions are to begin that life expectancies are not to be recalculated annually. Such an election shall be irrevocable as to the Owner (or the Owner's surviving spouse), and shall apply to all subsequent years. The life expectancy of a non-spouse beneficiary may not be recalculated, and shall be calculated using the attained age of such beneficiary during the calendar year in which distributions are required to begin pursuant to this Endorsement. Payments for any subsequent calendar year shall be calculated based on such life expectancy reduced by one for each calendar year which has elapsed since the calendar year life expectancy was first calculated.

5. Annuity Premiums are payable in cash and may not include any amounts other than a rollover contribution (as permitted by Code Sections 402(c), 403(a)(4), 403(b)(8), or 408(d)(3)), a nontaxable transfer from an Individual Retirement Account under Code Section 408(a) or another Individual Retirement Annuity under Code Section 408(b), a contribution made in accordance with the terms of a Simplified Employee Pension as described in Code Section 408(k), and a contribution in cash not to exceed $2,000 in any taxable year. Any refund of Annuity Premiums (other than those attributable to excess contributions) will be applied, before the close of the calendar year following the year of the refund, toward the payment of future Annuity Premiums or the purchase of additional benefits.

    No contribution will be accepted under a SIMPLE plan established by any employer pursuant to Code Section 408(p). No transfer or rollover of funds attributable to contributions made by a particular employer under its SIMPLE plan will be accepted from a SIMPLE IRA, that is, an Individual Retirement Account under Code Section 408(a) or an Individual Retirement Annuity under Code Section 408(b) used in conjunction with a SIMPLE plan, prior to the expiration of the 2-year period beginning on the date the Owner first participated in that employer's SIMPLE plan.

6. Except as provided by law, the entire interest of the Owner in the Contract is nonforfeitable.

7. If the Contract is issued in connection with a Simplified Employee Pension, annuity payments will be based on unisex rates.

8. The Company will furnish annual calendar year reports concerning the status of this Contract.

9.  All references in the Contract to Code Section 72(s) are deleted.

10. All annuity options under the Contract must meet the requirements of Code Sections 401(a)(9) and 408(b)(3). The provisions of this Endorsement reflecting the requirements of these Code sections override any annuity option which is inconsistent with such requirements.

    If guaranteed payments are to be made under the Contract, the period over which the guaranteed payments are to be made must not exceed the shorter of
    (1) the Annuitant's life expectancy, or if a Joint Annuitant is named, the joint and last survivor expectancy of the Annuitant and the Joint Annuitant, and (2) the applicable maximum period under Section 1.401(a)(9)-2 of the Proposed Income Tax Regulations.

    The market value adjustment and surrender charge will not be applied to the extent of a distribution required under Code Sections 401(a)(9) and 408(b)(3) for this Contract.

11. The Company reserves the right, and the Owner agrees the Company shall have such right, to make any amendments to this Endorsement from time to time as may be necessary to comply with the Code, as amended, and any regulations relating to the Contract as an Individual Retirement Annuity under Code
    Section 408(b).  We will notify you immediately of any such changes.

Signed for the Company as of the Effective Date.

AMERICAN FOUNDATION LIFE INSURANCE COMPANY





           /s/ Deborah J. Long

            Deborah J. Long
               Secretary

                      AMERICAN FOUNDATION LIFE INSURANCE COMPANY
                                 2801 HWY. 280 SOUTH
                              BIRMINGHAM, ALABAMA 35223

                          TAX-SHELTERED ANNUITY ENDORSEMENT

The Contract to which this Tax-Sheltered Annuity Endorsement is attached is amended as of its Effective Date as follows:

1. The Annuitant must be an individual who is the sole Owner and, except as otherwise permitted by this Endorsement, all payments made from the Contract while the Annuitant is alive must be made to the Annuitant.

    The Owner's interest in the Contract is nontransferable within the meaning of Internal Revenue Code (the "Code") Section 401(g) and applicable regulations. In particular, the Contract may not be sold, assigned, discounted or pledged as collateral for a loan or as security for the performance of any obligation or for any other purpose, to any person other than the Company. Except as provided by law, the Owner's interest in the Contract is nonforfeitable. Except as otherwise permitted under the Code and applicable regulations, the Annuitant cannot be changed.

2. The Owner must be an employee of an organization described in Code Section 403(b)(1)(A). If the Contract is used as a funding mechanism for a rollover under Code Sections 403(b) or 408(d)(3), or a nontaxable transfer, the Owner must be one individual and that same individual must be the Annuitant.

3.  Regardless of any other provision of the Contract or this Endorsement,

    (a) Unless otherwise permitted under applicable law, the entire interest of the Owner will be distributed, or commence to be distributed, no later than the "Required Beginning Date," in equal or substantially equal amounts over:

         (1) the life of the Owner, or the lives of the Owner and his or her designated beneficiary (within the meaning of Code Section 401(a)(9)), or

         (2) a period not extending beyond the life expectancy of the Owner, or the joint and last survivor expectancy of the Owner and his or her designated Beneficiary.

         Except as otherwise provided by law, the term "Required Beginning Date" as used in this Endorsement means April 1 of the calendar year following the later of (1) the calendar year in which the Owner attains age 70 1/2; and (2) the calendar year in which the Owner retires. However, the Required Beginning Date means April 1 of the calendar year following the calendar year in which the Owner attains age 70 1/2 for an Owner who (1) is a 5-percent owner (as defined in Code Section 416) of the organization described in Section 2 of this Endorsement with respect to the plan year ending in the calendar year in which the Owner attains age 70 1/2; and (2) is not in a governmental plan or church plan (as defined in Code Section 401(a)(9)(C)).

         Payments must be made in periodic intervals of no longer than one year. In addition, payments must be either nonincreasing or they may increase only as provided in Q&A F-3 of Section 1.401(a)(9)-1 of the Proposed Income Tax Regulations.

    (b) If the Owner's interest is to be distributed over a period greater than one year, the amount to be distributed by December 31 of each year (including the year in which the Required Beginning Date occurs) shall be made in accordance with the requirements of Code Section 401(a)(9) and the regulations thereunder, including the incidental death benefit requirements of Code Section 401(a)(9)(G) and the regulations thereunder, including the minimum distribution incidental benefit requirement of Section 1.401(a)(9)-2 of the Proposed Income Tax Regulations.

4.  Notwithstanding any other provision of the Contract or this Endorsement,

    (a) Unless otherwise permitted under applicable law, if the Owner dies before the Required Beginning Date and an irrevocable annuity distribution has not begun, the entire interest will be distributed in accordance with one of the following three provisions:

         (1) The entire interest will be paid by December 31 of the calendar year containing the fifth anniversary of the Owner's death.

         (2) If the interest is payable to an individual who is the Owner's designated beneficiary, except as provided in paragraph (3) below, the entire interest will be distributed beginning within one year of the Owner's death and will be made (in accordance with the regulations under Code section 401(a)(9)) over the life of the designated beneficiary, or over a period not extending beyond the life expectancy of the designated beneficiary. An irrevocable election of this method of distribution must be made by the designated beneficiary within one year of the Owner's death.

         (3) If the designated beneficiary in paragraph (2) above is the Owner's surviving spouse, the spouse may irrevocably elect to receive equal or substantially equal payments over the life of the surviving spouse, or over a period not extending beyond the life expectancy of the surviving spouse, commencing at any date on or before the later of: (i) December 31 of the calendar year immediately following the calendar year in which the Owner died; and (ii) December 31 of the calendar year in which the Owner would have attained age 70 1/2. Such election by the surviving spouse must be made no later than the earlier of December 31 of the calendar year containing the fifth anniversary of the Owner's death or the date distributions are required to begin pursuant to the preceding sentence.

              If the surviving spouse dies before distributions begin, the limitations of this Section 4(a) (without regard to this paragraph (3)) shall be applied as if the surviving spouse were the Owner.

    (b) Unless otherwise permitted under applicable law, if the Owner dies on or after the Required Beginning Date (or if distributions have begun before the Required Beginning Date as irrevocable annuity payments), the remaining portion of such interest, if any, will continue to be distributed at least as rapidly as under the method of distribution being used at the time of the Owner's death.

    (c) Distributions under this Section 4 are considered to have begun if distributions are made on account of the Owner reaching his or her Required Beginning Date or if prior to the Required Beginning Date distributions irrevocably commence to an Owner over a period permitted and in an annuity form acceptable under Section 1.401(a)(9) of the Proposed Income Tax Regulations.

5. Life expectancy is computed by use of the expected return multiples in Tables V and VI of Section 1.72-9 of the Income Tax Regulations. Life expectancies shall be recalculated unless such recalculation is not permitted, or the Owner (or for purposes of distributions beginning after the Owner's death, the Owner's surviving spouse) elects at the time distributions are to begin that life expectancies are not to be recalculated annually. Such an election shall be irrevocable as to the Owner (or the Owner's surviving spouse), and shall apply to all subsequent years. The life expectancy of a non-spouse beneficiary may not be recalculated, and shall be calculated using the attained age of such beneficiary during the calendar year in which distributions are required to begin pursuant to this Endorsement. Payments for any subsequent calendar year shall be calculated based on such life expectancy reduced by one for each calendar year which has elapsed since the calendar year life expectancy was first calculated.

6. Annuity Premiums are payable in cash and may not include amounts other than a rollover contribution (as permitted by Code Sections 403(b)(8) and 408(d)(3)) and a nontaxable transfer from another contract qualifying under Code Section 403(b) or from a custodial account qualifying under Code
    Section 403(b)(7). In all events, payments made pursuant to a salary reduction agreement shall be limited to the extent provided in Code Section 402(g). Payments shall not exceed the amount allowed by Code Section 415. To the extent payments are in excess of the amounts permitted under Code Sections 402(g), 415, or 403(b)(2), the Company may distribute amounts equal to such excess as permitted by applicable law.

7. Notwithstanding any other provision of the Contract, withdrawals and other distributions attributable to contributions made pursuant to a salary reduction agreement after December 31, 1988, and the earnings on such contributions and on amounts held as of December 31, 1988, shall not be paid unless the Owner has reached age 59 1/2, separated from service, died, became disabled (within the meaning of Code Section 72(m)(7)), or incurred a hardship; provided that amounts permitted to be distributed in the event of hardship shall be limited to actual salary deferral contributions (excluding earnings thereon); and provided further that amounts may be distributed pursuant to a Qualified Domestic Relations Order to the extent permitted by Code Section 414(p).

8. Notwithstanding any other provision of the Contract, an Annuity Premium made by a permitted rollover or a nontaxable transfer from a custodial account qualifying under Code Section 403(b)(7), and the earnings of such amounts, shall not, except to the extent otherwise provided by Federal tax law, be paid or made available unless the Owner has reached age 59 1/2, separated from service, died, became disabled (within the meaning of Code
    Section 72(m)(7)), or in the case of such amounts attributable to contributions made under the custodial account pursuant to a salary reduction agreement, incurred a hardship; provided that amounts permitted to be distributed in the event of hardship shall be limited to amounts attributable to actual salary deferral contributions made under the custodial account (excluding earnings thereon); and provided further that amounts may be distributed pursuant to a Qualified Domestic Relations Order to the extent permitted by Code Section 414(p).

9. A distributee may elect, at the time and in the manner prescribed by us, to have any portion of an eligible rollover distribution paid directly to an eligible retirement plan specified by the distributee in a direct rollover.


    (a) A distributee includes an Owner. In addition, the Owner's surviving spouse and the Owner's spouse or former spouse who is the alternative payee under a Qualified Domestic Relations Order, as defined in section 414(p), are distributees with regard to the interest of the spouse or former spouse.

    (b) An eligible rollover distribution is any distribution of all or any portion of the balance to the credit of the distributee, except that an eligible rollover distribution does not include (1) any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the distributee or the joint lives (or joint and survivor expectancies) of the distributee and the distributee's designated beneficiary, or for a specified period of ten years or more; (2) any distribution to the extent such distribution is required under Code Section 401(a)(9); and (3) the portion of any distribution that is not includible in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities).

    (c) An eligible retirement plan is an annuity described in Code Section 403(b), an Individual Retirement Account described in Code Section 408(a), or an Individual Retirement Annuity described in Code Section 408(b), that accepts the distributee's eligible rollover distribution. However, in the case of an eligible rollover distribution to the surviving spouse, an eligible retirement plan is an Individual Retirement Account or an Individual Retirement Annuity.

    (d) A direct rollover is a payment by us to the eligible retirement plan specified by the distributee.

10. Annuity payments will be based on unisex rates.

11. All references in the Contract to Code Section 72(s) are deleted.

12. All annuity options under the Contract must meet the requirements of Code
    Section 403(b)(10) and applicable regulations, including the requirement that payments to persons other than the Owner are incidental. The provisions of this Endorsement reflecting the requirements of Code Sections 401(a)(9) and 403(b)(10) override any annuity option which is inconsistent with such requirements.

    If guaranteed payments are to be made under the Contract, the period over which the guaranteed payments are to be made must not exceed the shorter of
    (1) the Annuitant's life expectancy, or if a Joint Annuitant is named, the joint and last survivor expectancy of the Annuitant and the Joint Annuitant, and (2) the applicable maximum period under Section 1.401(a)(9)-2 of the Proposed Income Tax Regulations.

    The market value adjustment and surrender charge will not be applied to the extent of a distribution required under Code Section 401(a)(9) and 403(b)(10) for this Contract.

13. The Company reserves the right, and the Owner agrees the Company shall have such right, to make any amendments to this Endorsement from time to time as may be necessary to comply with the Code, as amended, and any regulations relating to the Contract as a Tax Sheltered Annuity under Code Section 403(b). We will notify you immediately of any such changes.

14. The terms of the Contract and Endorsement are subject to the provisions of any plan under which the Contract and Endorsement are issued.

Signed for the Company as of the Effective Date.

AMERICAN FOUNDATION LIFE INSURANCE COMPANY



            /s/ Deborah J. Long

              Deborah J. Long
                 Secretary